UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2006
Date of Report (Date of earliest event reported)

AAR CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road
Wood Dale, Illinois 60191
 (Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 31, 2006, AAR CORP. (the “Company”) entered into an Amended and Restated Employee Agreement (“Agreement”) with David P. Storch, Chairman of the Board, President and Chief Executive Officer of the Company. The Agreement, which commences on May 31, 2006 and ends on May 31, 2010, provides Mr. Storch with an annual base salary (“Base Salary”) of $717,168 which may be increased from time to time in the discretion of the Compensation Committee of the Board of Directors.  In addition to his Base Salary, Mr. Storch has (i) an annual cash incentive bonus opportunity of up to 150% of Base Salary for performance against financial goals approved by the Compensation Committee of the Board of Directors, and (ii) a long term equity incentive compensation opportunity to receive shares of restricted stock under the Company’s Stock Benefit Plan equal in value of up to $3.6 million over each of two, two year performance periods, for performance against financial goals approved by the Compensation Committee of the Board of Directors.  The number of shares available to be granted will be determined based on the NYSE closing price on the date the two year performance period begins.

The Agreement also includes: confidentiality and non-compete provisions; participation in the Company’s benefit plans (including post retirement medical benefits under certain circumstances) and entitlement to certain executive prerequisites; a severance payment upon termination of employment by the Company without cause, or by the employee for good reason, or upon termination of employment under certain circumstances in the event of a change in control of the Company; a supplemental cash payment to the extent necessary in the event of imposition of excise taxes in respect of “excess parachute” payments under the IRC; accelerated vesting of equity incentive opportunities and awards outstanding under the Company’s Stock Benefit Plan in the event of a change in control; and continuation of certain other benefits for a period of three years.

Item 9.01 Financial Statements and Exhibits

(d)                           Exhibits

10.7                           Amended and Restated Employment Agreement between AAR CORP. and David P. Storch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2006

AAR CORP.

	By:	/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.7	Amended and Restated Employment Agreement between AAR CORP. and David P. Storch (filed herewith).